                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


                                       BY


                                      AND


                                     AMONG

                           FRESENIUS HEMOCARE, INC.,

                            FRESENIUS HEMOCARE GmbH

                   (as guarantor of Fresenius HemoCare, Inc.)

                                      AND

                            CYPRESS BIOSCIENCE, INC.

                          Dated as of January 19, 2001

                               TABLE OF CONTENTS



                                                                                               Page
ARTICLE 1.............................................................................DEFINITIONS.
       1.1  Definitions.......................................................................   1
       1.2  Interpretation....................................................................   6

ARTICLE 2.  PURCHASE AND SALE OF ASSETS, ASSUMPTION OF LIABILITIES AND RELATED TRANSACTIONS.

       2.1  Purchase and Sale of Assets.......................................................   6
       2.2  Assumption of Certain Liabilities.................................................   7
       2.3  Purchase Price and Allocation.....................................................   8
       2.4  Payment of Seller's Operating Expenses............................................   9

ARTICLE 3.  ..............................................................................CLOSING.

       3.1  Closing Date......................................................................  10
       3.2  Items to be Delivered at the Closing By Seller....................................  10
       3.3  Items to be Delivered at the Closing by Buyer.....................................  11

ARTICLE 4.  .............................................REPRESENTATIONS AND WARRANTIES OF SELLER.

       4.1  Organization; Authorization.......................................................  12
       4.2  No Conflicts......................................................................  12
       4.3  Certain Taxes.....................................................................  13
       4.4  Assumed Contracts.................................................................  13
       4.5  Tangible Property and Real Property...............................................  13
       4.6  Legal Proceedings.................................................................  13
       4.7  Insurance.........................................................................  13
       4.8  Permits...........................................................................  14
       4.9  Labor, Employment  and Employee Benefit Matters...................................  14
      4.10  No Brokers or Finders.............................................................  15
      4.11  Environmental Compliance..........................................................  15

ARTICLE 5.  ...............................................REPRESENTATIONS AND WARRANTIES OF BUYER.

       5.1  Organization and Related Matters..................................................  15
       5.2  Authorization.....................................................................  15
       5.3  No Conflicts......................................................................  16
       5.4  No Brokers or Finders.............................................................  16

ARTICLE 6.  ...................................COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING.

       6.1  Access............................................................................  16
       6.2  Material Adverse Changes..........................................................  16
       6.3  Conduct of Activities.............................................................  16

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                               Page
       6.4  Notification of Certain Matters...................................................  17
       6.5  Permits and Approvals.............................................................  17

ARTICLE 7.  ......................................................ADDITIONAL CONTINUING COVENANTS.

       7.1  Employment Matters................................................................  18
       7.2  Proration Payments................................................................  19

ARTICLE 8.  ...............................................................CONDITIONS OF PURCHASE.

       8.1  General Conditions................................................................  19
       8.2  Conditions to Obligations of Buyer................................................  20
       8.3  Conditions to Obligations of Seller...............................................  20

ARTICLE 9.  .................................................TERMINATION OF OBLIGATIONS; SURVIVAL.

       9.1  Termination of Agreement..........................................................  21
       9.2  Effect of Termination.............................................................  22

ARTICLE 10  ......................................................................INDEMNIFICATION.

      10.1  Obligations of Seller.............................................................  22
      10.2  Obligations of Buyer..............................................................  22
      10.3  Notice of Claim...................................................................  23
      10.4  Direct Claims.....................................................................  23
      10.5  Third Party Claims................................................................  23
      10.6  Settlement of Third Party Claims..................................................  24
      10.7  Cooperation.......................................................................  24
      10.8  Survival..........................................................................  24
      10.9  Not Exclusive Remedy..............................................................  24

ARTICLE 11  ..............................................................................GENERAL.

      11.1  Modification and Amendment........................................................  24
      11.2  Schedules; Exhibits; Integration..................................................  25
      11.3  Arbitration.......................................................................  25
      11.4  Governing Law.....................................................................  25
      11.5  Assignment........................................................................  26
      11.6  Headings..........................................................................  26
      11.7  Telecopy; Counterparts............................................................  26
      11.8  Publicity and Reports.............................................................  26
      11.9  Confidentiality...................................................................  26
      11.10 Third Parties.....................................................................  27
      11.11 Notices...........................................................................  27

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                               Page
     11.12  Expenses..........................................................................  29
     11.13  Waiver............................................................................  29
     11.14  Representation By Counsel; Interpretation.........................................  29
     11.15  Severability......................................................................  29
     11.16  No Consequential Damages..........................................................  29
     11.17  Further Assurances................................................................  29
     11.18  Official Language.................................................................  29

          EXHIBITS
          --------

          Exhibit A    Amended and Restated License and Distribution Agreement
          Exhibit B    Notification to FDA of Assignment of PMAs
          Exhibit C    Bill of Sale and Assignment
          Exhibit D    Assignment of Lease
          Exhibit E    Assignment and Assumption of Contracts

          SCHEDULES
          ---------

          Schedule 1.1A         Offeree Employees
          Schedule 2.1(a)(iii)  Furniture and Equipment included in the
                                Purchased Assets
          Schedule 2.1(a)(vii)  Software Used Solely in the Activities
          Schedule 2.2(a)(iv)   Assumed Contracts
          Schedule 4.5          Encumbrances
          Schedule 4.6          Legal Proceedings Relating to the Purchased
                                Assets
          Schedule 4.8          PMAs and other Approvals and Permits
          Schedule 4.10(a)      Employment Matters
          Schedule 4.10(b)      Employee Benefit Plans

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 19, 2001 by and among CYPRESS BIOSCIENCE, INC., a Delaware corporation ("Seller"), FRESENIUS HEMOCARE, INC., a Delaware corporation formerly known as Fresenius Hemotechnology, Inc. ("Buyer"), and FRESENIUS HEMOCARE GmbH, a German corporation and the parent of Buyer ("Fresenius GmbH"), as guarantor of Buyer's obligations hereunder (as set forth herein).

                              W I T N E S S E T H

     WHEREAS, Seller (as Licensor), Buyer (as Licensee) and Fresenius Aktiengesellschaft ("Fresenius AG"), as guarantor of the obligations of Buyer thereunder, are parties to a License and Distribution Agreement dated March 26, 1999 (the "License") relating to the manufacture, distribution and sale of the "Product" (as herein defined); and

     WHEREAS, pursuant to a reorganization of the Corporate Sector Intensive Care and Hemotechnology ("I + H") of Fresenius AG, Fresenius GmbH is the successor to the business previously conducted by I + H, including the business relating to the Product conducted under the License; and

     WHEREAS, Seller, Buyer and Fresenius GmbH have determined to amend and, as amended, to restate the License;

     WHEREAS, in connection with the amendment and restatement of the License, Buyer desires to acquire from Seller all PMAs (as hereinafter defined) related to the Product and certain assets relating to the ownership of the PMAs and the distribution of the Product;

     NOW THEREFORE IN CONSIDERATION of the mutual promises and covenants contained in this agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

          1.1  Definitions.

          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

     "Action" means any action, complaint, investigation (of which Seller has actual knowledge), petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

     "Activities" means the sale, marketing, clinical development and regulatory compliance functions of Seller, but only to the extent such functions relate to the Product and are performed by the Offeree Employees.

     "Activities Lease" means the lease dated November 1, 2000 for premises at 13013 NE 65th Street, Suite A, Kirkland, Washington, at which, among other Activities, Seller's regulatory compliance Activities are conducted.

     "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

     "Agreement" has the meaning set forth in the Preamble hereto.

     "Amended and Restated License" means the Amended and Restated License and Distribution Agreement to be entered into by and among Buyer, Seller and Fresenius GmbH in the form annexed to this Agreement as Exhibit A.

     "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

     "Associate" of a Person means:

            (a) a corporation or organization (other than a party to this Agreement) of which such person is a director, an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

            (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

            (c) any relative or spouse of such person or any relative of such spouse.

     "Assumed Contracts" has the meaning set forth in Section 2.1(a)(iv).

     "Assumed Liabilities" has the meaning set forth in Section 2.2(b).

     "Buyer" has the meaning set forth in the Preamble hereto.

     "Claim" has the meaning set forth in Section 10.3.

     "Closing" means the consummation of the transaction contemplated by this Agreement.

     "Closing Date" means the first business day following the date all conditions to the obligations of the parties hereunder shall have been satisfied or waived, or such other date as shall be fixed by the parties for the Closing.

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "Contract" means any arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease (including any real estate lease), license or understanding, whether or not in writing.

     "Direct Claim" has the meaning set forth in Section 10.3.

     "Dispute" has the meaning set forth in Section 11.3.

     "Effective Date" means January 1, 2001.

     "Encumbrance" means any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

     "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

     "Environmental Laws" means all Laws relating to pollution, the protection of safety, human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
(S) 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. (S) 1801
         -------
et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et
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seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), the
----                                                               -------
Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15
                                  -------
U.S.C. (S) 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. (S) 300f et
                -------                                                   --
seq.), the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.), and
----                                                             -------
the Atomic Energy Act (42 U.S.C. (S) 2011 et seq.), as such laws have been
                                          -------
amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" has the meaning set forth in Section 2.1(b).

     "Excluded Liabilities" has the meaning set forth in Section 2.2(a).

     "FDA" means the United States Food and Drug Administration.

     "Fresenius Parties" means Fresenius GmbH and Buyer.

     "GAAP" means generally accepted accounting principles in the United States, as amended from time to time.

     "Governmental Entity" means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Hazardous Material" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and
(x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to Environmental Laws.

     "Hazardous Materials Activity" means any past, current, or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

     "Hired Employee" has the meaning set forth in Section 7.1(b).

     "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement.

     "Indemnified Party" has the meaning set forth in Section 10.3.

     "Indemnifying Party" has the meaning set forth in Section 10.3.

     "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

     "Loss" means any demand, claim, Action, loss, damage, liability, penalty, Tax, cost or expense.

     "Offeree Employees" means the persons listed on Schedule 1.1A.

     "Order" means any decree, injunction, judgment, order, ruling, assessment or writ from any Governmental Entity.

     "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

     "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

     "PMAs" means all FDA pre-market approvals and applications therefore with regard to the Product for use in the treatment of idiopathic thrombocytopenic purpura and rheumatoid arthritis held by Seller, all other Permits and Approvals required for the marketing of the Product in the Territory held by Seller, and all comparable marketing authorizations and approvals issued with respect to the Product by any Territorial Regulator held by Seller.

     "Product" has the meaning set forth in the Amended and Restated License.

     "Purchase Price" has the meaning set forth in Section 2.3(a).

     "Purchased Assets" has the meaning set forth in Section 2.1(a).

     "Real Property" means real property, appurtenances thereto, rights in connection therewith, and any interest therein, including without limitation leasehold estates.

     "Seller" has the meaning set forth in the Preamble hereto.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any tax liability.

     "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities.

     "Territory" has the meaning set forth in the Amended and Restated License.

     "Territorial Regulator" means, with respect to any jurisdiction within the Territory, the agency or organization performing functions and having authority comparable to the functions and authority of the FDA with respect to the authorization of the testing and marketing of medical devices or biological products.

     "Third Party" has the meaning set forth in Section 10.3.

     "Third Party Claim" has the meaning set forth in Section 10.3.

     "U.S. Territory" has the meaning set forth in the License prior to the amendment and restatement thereof contemplated hereby.

           1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided,

           (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

           (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

           (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

           (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

           (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and

           (f)  all references to "$" or "dollars", shall refer to U.S. dollars.

                                   ARTICLE 2
             PURCHASE AND SALE OF ASSETS, ASSUMPTION OF LIABILITIES
                            AND RELATED TRANSACTIONS

           2.1  Purchase and Sale of Assets.

           (a) Purchased Assets. Subject to the terms and conditions of this Agreement on the Closing Date, Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller, the following assets, properties, rights, privileges, claims and contracts (the "Purchased Assets"):

                (i) PMA No. P850020 issued by the FDA with respect to the Product;

                (ii) all applications, amendments, correspondence, memorandum, records, files and all other documents whatsoever relating to the application and granting of the PMAs by the FDA and any other Territorial Regulator that has issued a PMA to Seller, all records, files, protocols, memoranda and all other documents whatsoever relating to clinical trials conducted by, for or on behalf of Seller with respect to the Product (regardless of whether conducted prior or subsequent to the grant of any PMA), and all drafts and copies of any of the foregoing in the possession of Seller or any of its Affiliates, regardless of whether maintained in paper form or in any electronic storage medium.

                (iii) The furniture and equipment listed on Schedule
     2.1(a)(iii).

                (iv) To the extent permitted by Law (and other than as included in "Excluded Assets" below), all of Seller's rights and interests arising under or in connection with Contracts to which Seller is a party and which relate to the Activities set forth on Schedule 2.1(a)(iv) (collectively, the "Assumed Contracts").

                (v)   The Activities Lease.

                (vi) To the extent permitted by Law (and other than as included in "Excluded Assets" below), all business and financial records, including all supplier and vendor lists, personnel records, files, books and documents relating to the Activities and all rights thereto.

                (vii) Any software used solely for or in connection with the Activities, as itemized on Schedule 2.1(a)(vii).

           (b) Excluded Assets. Seller shall retain and shall not sell to Buyer all of the assets, properties, rights, privileges, claims and contracts of every kind and nature, real and personal, absolute or contingent, wherever located, owned or leased by Seller or held and used in connection with the conduct of the Seller's business (the "Excluded Assets"), other than the Purchased Assets, as set forth in Section 2.1(a) or on any Schedule listed in Section 2.1(a), as the Purchased Assets may be changed by assets acquired or disposed of after the date hereof as permitted by this Agreement.

           2.2  Assumption of Certain Liabilities.

           (a) Liabilities Not Assumed. Except for the liabilities and obligations specifically assumed pursuant to and identified in Section 2.2(b) below, Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller or any Affiliate of Seller (the "Excluded Liabilities") including, but not limited to, the following:

                (i) Any liabilities accrued prior to the Closing related to payment of enrollees in the clinical trial RA-6 that is currently mutually funded by Buyer and Seller .

                (ii) Any liabilities or obligations incurred arising from or out of or in connection with Seller's operations, the condition of its assets or places of business, its ownership of the Purchased Assets, or the issuance, sale, repayment or repurchase of any of its securities prior to the Closing Date.

                (iii) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against Seller whether before or after the Closing Date that arise out of events prior to the Closing Date, including any and all liabilities or obligations relating to investigations by any Governmental Entity.

                (iv) Any liabilities or obligations (whether assessed or unassessed) of Seller for any Taxes that are assessed on Seller.

                (v) Any liabilities or obligations to former or current officers, directors, employees or Affiliates of Seller, including without limitation any liabilities or obligations of Seller in connection with any employee benefit plans or collective bargaining, labor or employment agreement or other similar arrangement or obligations in respect of retiree health benefits or any liabilities under severance agreements or arrangements entered into prior to the Closing Date; provided, however, that Buyer shall assume the liabilities with respect to Hired Employees as of the Effective Date contemplated by Section 7.1.

                (vi) Any liabilities or obligations to any stockholders or former stockholders of Seller.

                (vii) Any liabilities or obligations of Seller incurred, arising from or out of or in connection with this Agreement.

                (viii) Except as provided in the Amended and Restated License, all indemnification obligations of Seller relating to acts or omissions prior to the Closing Date.

                (ix) Any liabilities relating to any noncompliance with applicable healthcare laws or regulations which relate to the Activities prior to the Closing Date.

                (x)     Any liabilities or obligations relating to Excluded
     Assets.

           (b) Assumed Liabilities. Notwithstanding Section 2.2(a), on the Closing Date, Buyer shall assume only those liabilities and obligations (the "Assumed Liabilities"):

                (i) arising under the Activities Lease and Assumed Contracts with respect to events, facts and circumstances occurring on or after the Closing Date or accruing on or after the Closing Date.

                (ii) relating to Buyer's ownership or use of the Purchased Assets and conduct of the Activities on or after the Closing Date.

     2.3  Purchase Price and Allocation.

     (a) Purchase Price. Subject to Section 2.3(c), the total purchase price (the "Purchase Price") to be paid to Seller by Buyer at the Closing for the Purchased Assets shall be the assumption of the Assumed Liabilities by Buyer, plus $4,012,000.

     (b) License Payments. Promptly after the Closing, Buyer and Seller shall confirm all amounts due from Seller to Buyer and from Buyer to Seller under the cash-flow distribution and profit-sharing provisions of the License with respect of the parties' activities under the License through December 31, 2000, and a payment reflecting the netting of such amounts shall be made by Buyer to Seller or Seller to Buyer, as applicable. The parties shall use their reasonable commercial efforts to reach agreement regarding the net amounts payable pursuant to this Section by February 15, 2001.

     (c) Allocation. As soon as practicable after the Closing Date, Buyer and Seller shall agree upon and set forth in a schedule the allocation of the Purchase Price among the Purchased Assets at fair market value, provided that the portion of the Purchase Price allocated to tangible assets shall not exceed the Seller's tax book values thereof. Buyer and Seller agree that each of them shall report the transactions contemplated by this Agreement for income tax purposes in accordance with the schedule to be prepared pursuant to this Section 2.3(b), pursuant to Section 1060 of the Code and the regulations thereunder, and agree not to take, in any filing with or accompanying any Tax Return reporting any part of the transaction undertaken herein, or in filing or books and records for corporate or accounting purposes, a position inconsistent with such allocations.

     (d) Payment. On the Closing Date, Buyer shall pay the cash portion of the Purchase Price and the amounts described in Section 2.4(b) to Seller by wire transfer of such amount in immediately available funds to an account designated by Seller for such purpose.

     2.4  Payment of Seller's Operating Expenses

     (a) Operating Expenses. In addition to the Purchase Price, Buyer agrees to reimburse Seller for Seller's Operating Expenses from January 1 through the Closing Date (the "Reimbursement Period") and (to the extent not paid pursuant to paragraph (b) or (c) of this Section 2.4), to make payment to any third party directly for any fees due and payable under the Activities Lease and the Assumed Contracts from January 1 through the Closing Date. As used herein, "Operating Expenses" shall mean the ordinary and necessary expenses actually paid or accrued by Seller in accordance with Seller's past practices in connection with Seller's conduct of the Activities during the Reimbursement Period. Seller's Operating Expenses shall not include (i) rent (other than rent under the Activities Lease or the Assumed Contracts or (ii) any amounts paid or accrued in connection with severance arrangements for employees and shall include Seller's general and administrative expenses only to the extent such expenses related to the Product.

     (b) Closing Date Payment. Seller has delivered to the Fresenius Parties a good faith estimate of Seller's Operating Expenses for the Reimbursement Period, a copy of which is annexed as Schedule 2.4(b). Seller represents and warrants that such estimate has been prepared by Seller in accordance with GAAP and consistent with Seller's past practices for recording Operating Expenses, subject to adjustments. At the Closing, and in addition to the Purchase Price, Buyer shall pay to Seller 50% of the total estimated Operating Expenses set forth on Schedule 2.4(b).

     (c) Review and Payment of Balance. Within 15 days after the Closing Date, Seller shall update and amend Schedule 2.4(b) to reflect Seller's actual Operating Expenses (as so amended the "Final Operating Expenses"). Within forty-five (45) days of the Closing Date (which period may be extended for each day (if any) in excess of 15 days between the Closing Date and the delivery of the Final Operating Expenses), the Fresenius Parties shall either (i) pay to Seller the unpaid balance of Seller's Final Operating Expenses shown on Schedule 2.4(b), or (ii) advise Seller in writing with respect to their objections, if any, to the expenses shown on such Schedule. If the Fresenius parties advise Seller of any such objections, the parties shall attempt in good faith to resolve the objections through direct negotiations (which negotiations may include participation by the parties' respective independent accountants). If the parties are unable to resolve such objections by direct negotiations, the objections shall be submitted to a mutually acceptable nationally recognized firm of independent accountants (who shall not be the accountants regularly engaged by either Buyer or the Fresenius Parties), whose review shall be limited to determining and reporting on whether Seller's schedule of Final Operating Expenses was prepared in accordance with this Section 2.4 and whether any reduction in the amount of such Final Operating Expenses is required. Seller shall provide the Fresenius Parties with reasonable access to Seller's books and records and accounting personnel in connection with their review of Seller's Final Operating Expenses, and shall provide the accounting firm with similar access, to the extent necessary in connection with their determination and report. The determination of such accounting firm shall be final and binding on the parties hereto, and the Fresenius Parties shall pay any balance of Seller's Final Operating Expenses, as so adjusted if applicable, promptly after receipt of the report of the accounting firm. If the accounting firm determines that Seller's Final Operating Expenses were less than the amount paid by the Fresenius Parties on the Closing Date pursuant to Section 2.4(b), any excess payment by the Fresenius Parties shall by promptly refunded by Seller. The fees and expenses of the independent accounting firm shall be paid by the Fresenius Parties, provided, however, that if Seller's schedule of Final Operating Expenses exceeds the amount ultimately determined by such accountants by more than 10%, the fees and expenses of the accountants shall be shared equally by Seller and the Fresenius Parties.

                                   ARTICLE 3
                                    CLOSING

     3.1 Closing Date. Upon the terms and subject to the conditions set forth in this Agreement, the Closing of the transaction shall take place at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York, 10022, on the Closing Date, or at such other location or time as Seller and Buyer may agree in writing.

     3.2 Items to be Delivered at the Closing By Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

          (a) One or more counterparts of the Amended and Restated License, duly executed by Seller;

          (b) A letter from Seller to the FDA in the form set forth as Exhibit B, notifying the FDA of the Seller's transfer of the PMAs to Buyer and confirmation of the dispatch of such letter to the FDA on or prior to the Closing Date;

          (c) A Bill of Sale and Assignment, in substantially the form of Exhibit C;

          (d) An Assignment and Assumption of Lease in substantially the form of Exhibit D with respect to the Activities Lease.

          (e) An Assignment and Assumption of Contracts, in substantially the form of Exhibit E;

          (f) Copies of resolutions duly adopted by Seller, authorizing and approving Seller's performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the Secretary or Chief Executive Officer of Seller;

          (g)  [INTENTIONALLY OMITTED];

          (h) Certificates of incumbency for the Chief Executive Officer of Seller executing this Agreement, the Amended and Restated License and other agreements or instruments annexed as exhibits hereto, as of the Closing Date;

          (i) Certificates of existence and good standing of Seller from the States of Delaware and California, dated within five business days of the Closing Date;

          (j) With respect to the Purchased Assets, a recent UCC lien search showing no liens on any of the Purchased Assets except for liens which shall be released at or prior to Closing and liens securing capitalized lease obligations included in the Assumed Contracts;

          (k)  Any third party consents or Approvals obtained in accordance with
Section 6.5 herein.

          3.3 Items to be Delivered at the Closing by Buyer. At the Closing, Buyer shall deliver to Seller:

          (a) One or more counterparts of the Amended and Restated License, duly executed by the Fresenius Parties;

          (b) A Bill of Sale and Assignment, in substantially the form of Exhibit C;

          (c) An Assignment and Assumption of Lease in substantially the form of Exhibit D with respect to the Activities Lease.

         (d) An Assignment and Assumption of Contracts, in substantially the form of Exhibit E;

         (e) Copies of resolutions duly adopted by the board of directors of Buyer, authorizing and approving Buyer's performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of Closing by an appropriate officer of Buyer;

         (f)  [INTENTIONALLY OMITTED];

         (g) Certificates of incumbency for the respective officers of Buyer executing this Agreement, the Amended and Restated License and other agreements or instruments annexed as exhibits hereto, as of the Closing Date;

         (h) All consents and Approvals, if any, Buyer must obtain to complete the transactions contemplated herein; and

        (i)  The cash portion of the Purchase Price.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as set forth in the Seller Schedule of Exceptions delivered to Buyer in connection with the execution and delivery of this Agreement or in connection with the Closing, as the case may be, Seller represents, warrants and agrees, as applicable, as follows:

        4.1 Organization; Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with corporate power to own its properties and conduct its business in the place and manner now conducted. Seller is duly authorized, qualified to do business and in good standing in California and each jurisdiction where the Purchased Assets are located, except for such failure to so qualify as is not reasonably likely to have a material adverse effect on the Activities or the Purchased Assets. Seller has full right, power, and authority to enter into and perform its obligations under this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Seller, and this Agreement has been duly and validly executed and delivered by Seller and constitutes a legal and binding obligation of the Seller, enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general principles of equity.

        4.2 No Conflicts. The execution, delivery and performance of the Agreement and documents described herein by Seller and the consummation by Seller of the transactions contemplated by the Agreement and documents described herein:

        (a) will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the Amended and Restated Certificate of Incorporation or by-laws of Seller;

        (b) except as set forth on Schedule 4.8, do not require any Approval of a third party or material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Seller or any of its Affiliates; and

        (c) assuming Approvals and Permits set forth on Schedule 4.8 are obtained, will not conflict in any material respect with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any material obligation under an Assumed Contract or to loss of a material benefit under, or result in the creation of any material Encumbrance upon any of the Purchased Assets under (i) any material contract, agreement or other instrument to which Seller or any of its Affiliates is a party applicable to the Activities or any of the Purchased Assets or (ii) any Law applicable to any of the Purchased Assets.

        4.3 Certain Taxes. There are no liens for Taxes on any of the Purchased Assets. Proper and accurate amounts have been withheld by Seller from compensation paid to the Offeree Employees for all periods prior to the date hereof in compliance with the payroll Tax and other withholding provision of applicable Laws, and all such amounts have been duly and validly remitted to the proper Governmental Entity.

        4.4 Assumed Contracts. Each Assumed Contract existing on the date of this Agreement (other than open purchase orders, as to which Seller makes no representation) (i) is valid and existing, and Seller has duly performed in all material respects its obligations under each Assumed Contract to which it is a party to the extent that such obligations to perform have accrued and (ii) no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Assumed Contract by Seller or, to the knowledge of Seller, any other party or obligor with respect thereto, has occurred.

        4.5  Tangible Property and Real Property.

        (a) Except as set forth on Schedule 4.5, Seller has good and marketable title to each of the Purchased Assets, free and clear of any Encumbrances. Subject to any required Approvals, Seller has all rights, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, Seller shall deliver the Purchased Assets to Buyer, free and clear of any Encumbrances.

        (b) Except for the Activities Lease and Seller's corporate headquarters, Seller does not use any Real Property in the conduct of the Activities. The Activities Lease is unmodified and in full force and effect and
(i) all rent and other charges thereunder have been paid to the extent they are payable to the date hereof, (iii) Seller enjoys the quiet and peaceful possession of the property demised thereby, (iv) Seller is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, (v) to the best of Seller's knowledge, the lessor thereunder is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed. Seller has not sublet, assigned or hypothecated its leasehold interest under the Activities Lease. There is no pending or, to Seller's knowledge, threatened Action that would materially interfere with Seller's quiet enjoyment of the leasehold interest under the Activities Lease.

        4.6 Legal Proceedings. There is no Order or Action pending, or, to the knowledge of Seller, threatened, against or affecting Seller or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on the Purchased Assets (or the right to use the Purchased Assets), the Assumed Liabilities, Seller's ability to perform this Agreement, or any aspect of the transactions contemplated by this Agreement.

        4.7 Insurance. Seller maintains insurance against damage to and theft, loss and destruction of the Purchased Assets. Each such policy of insurance is in full force and effect as of the date hereof. To Seller's knowledge, Seller is not in default with respect to its obligations under any insurance policy maintained by it, and Seller has not been denied insurance coverage.

        4.8 Permits. The Seller is in compliance with all Permits and Approvals required by Law relating to the ownership of the Purchased Assets or the conduct of the Activities (including, without limitation, all requirements under the PMAs or any Law relating to the planning, implementation, conduct and reporting of post-approval clinical trials of the Product), except where the failure to so comply would not be reasonably expected to have a material adverse effect on the Purchased Assets or Buyer's operations under the Amended and Restated License. All PMAs and any other Permits and Approvals relating to the Product and the marketing of the Product in the U.S. Territory are listed on Schedule 4.8. There is not now pending nor, to the knowledge of Seller, threatened, any action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any PMA or any of the other Permits and Approvals included in the Purchased Assets, and all of the PMAs and other Permits and Approvals are in good standing now and as of the Closing Date.

        4.9  Labor, Employment  and Employee Benefit Matters.

        (a) No changes in the basis for remuneration of the Offeree Employees have been made, promised or authorized by Seller since December 31, 1999, except in the ordinary and usual course. Except as set forth on Schedule 4.9, Seller has no written employment contracts, and no agreement of any nature that provides for employment for any particular period of time or that provides any restrictions upon Seller's right to terminate employment without any post-termination payment obligation, with any Offeree Employee. Other than in the ordinary course of business, no binding agreements have been made or entered into between Seller and any Offeree Employee regarding changes in compensation, promotion or any other change in status.

        (b) Schedule 4.9 also contains a true and complete list of all agreements, plans, arrangements and employees benefit plans which provide compensation or benefits of a type which Buyer undertakes to provide to Hired Employees pursuant to Section 7.1(b).

        (c) The transactions contemplated by this Agreement will not constitute a "mass layoff" under or require any actions to comply with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN act"), if it were closed within 60 days from the date hereof.

        (d) Except as set forth on Schedule 4.10, as of the date hereof and solely with respect to the Offeree Employees, (i) there is no pending or threatened employee strike, work stoppage or labor dispute, (ii) no union representation question exists respecting any such employees, no demand has been made for recognition by a labor organization by or with respect to any such employees of Seller, no union organizing activities by or with respect to any such employees are taking place, and none of such employees represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by Seller, (iv) there is no unfair practice claim against Seller before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to the best of Seller's knowledge, threatened against or involving the Activities and none has occurred and (v) Seller is not engaged in any unfair labor practices.

        4.10 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

        4.11 Environmental Compliance. Solely with respect to the Real Property subject to the Activities Lease:

        (a) Seller has materially complied, is in material compliance with and, to Seller's knowledge, the Real Property and all improvements on such Real Property are in material compliance with, all Environmental Laws.

        (b) Seller has no material liability for fines, damages, clean-up or other remediation costs or other material liability under any Environmental Law with respect to such Real Property, nor is Seller responsible for any liability of any other Person under any Environmental Law with respect to such Real Property. There are no pending or, to Seller's knowledge, threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, and neither Seller nor any of its Affiliates has received any formal or informal written notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other Person or knows or suspects any fact(s) which would reasonably be expected to form the basis for any such actions or notices.

        (c) Seller has not conducted any Hazardous Materials Activities at such Real Property and, to Seller's knowledge, there are and have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Seller or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Purchased Assets or Seller's conduct of he Activities under the Amended and Restated License.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents, warrants and agrees, and Fresenius GmbH guarantees such representations, warranties and agreements, as follows:

      5.1 Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

      5.2 Authorization. The execution, delivery and performance of this Agreement and any related agreements by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

      5.3 No Conflicts. The execution, delivery and performance of this Agreement and any related agreements by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of Buyer, (b) any Law to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer, provided that the appropriate Approvals are received as contemplated by Section 8.1.

      5.4 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

                                   ARTICLE 6
                           COVENANTS WITH RESPECT TO
                            CONDUCT PRIOR TO CLOSING

      6.1 Access. Seller will authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of its businesses, to Seller's properties at which the Activities are conducted and to its books, records, operating instructions and procedures relating to the Activities, and all other information with respect to the Activities as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents, as Buyer considers necessary or appropriate for the purposes of preparing to acquire the Purchased Assets and obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement.

      6.2 Material Adverse Changes. Seller will promptly notify Buyer of any event of which Seller obtains knowledge which has had or might reasonably be expected to have a material adverse effect on the Activities or any of the Purchased Assets or Assumed Liabilities or which if known as of the date hereof would have been required to be disclosed to Buyer.

      6.3 Conduct of Activities. (a) Seller will not without the prior consent in writing of Buyer, (which will not be unreasonably withheld or delayed) or as expressly contemplated by this Agreement:

            (i) conduct the Activities except in the ordinary course consistent with past practices;

            (ii) enter into any material contract or commitment, or incur or agree to incur any material liability which, in either case, is or will be an Assumed Liability, except for those which are terminable without cause or penalty within ninety (90) days following Closing;

            (iii) by action or inaction, abandon, terminate, cancel, forfeit, waive or release Seller's material rights, in whole or in part, with respect to the Purchased Assets, or sell or dispose of the Purchased Assets, or encumber any of the Purchased Assets; except dispositions of property not material in amount, or sales of furniture and equipment or replacement of obsolete or worn out property in the ordinary course of business;

            (iv) fail to conduct the Activities under the Permits and Approvals included in the Purchased Assets in compliance therewith and in accordance with applicable regulatory requirements;

            (v) settle any dispute or threatened dispute with any Governmental Entity regarding the Purchased Assets in a manner that materially and adversely affects Buyer (it being understood that the maintenance of record retention programs with respect to the Purchased Assets shall be deemed not to materia lly and adversely affect Buyer);

            (vi) terminate or permit the cancellation or lapse of insurance coverage on the Purchased Assets or related to the Activities; or

            (vii) terminate, amend or fail to renew or preserve any Permits necessary for the conduct of the Activities.

      (b) Seller will provide to the Fresenius Parties prompt notice prior to the grant of any general or uniform increase in the rates of pay or benefits to any Offeree Employee (or a class thereof) or agent or any material increase in salary or benefits of any Offeree Employee or agent or pay any bonus to any person (including any such increase granted to Seller's employees generally but excluding those consistent with past practices), or enter into any new employment, collective bargaining or severance agreement with any Offeree Employee.

      6.4 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that has caused any of their representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

      6.5  Permits and Approvals.

      (a) Buyer and Seller shall take all reasonable steps to obtain all Approvals and Permits of any Governmental Entities required of either party to consummate the transactions contemplated by this Agreement.

      (b) To the extent that any Approval of a third party is required in connection with the transactions contemplated by this Agreement, Seller shall use its reasonable best efforts to obtain such Approval prior to the Closing Date . With respect to the Approvals of any third parties for the assignment of any Assumed Contracts that are material to ownership or operation of the Purchased Assets required in connection with the transactions contemplated by this Agreement, Seller shall use its reasonable best efforts to obtain such Approval prior to the Closing Date (and Buyer shall cooperate with Seller to obtain such Approval), and in the event that any such Approval is not obtained (but without limitation on Buyer's rights under Section 8.2), Seller shall cooperate with Buyer to ensure that Buyer obtains the benefits of each such material Assumed Contract.

                                   ARTICLE 7
                        ADDITIONAL CONTINUING COVENANTS

      7.1  Employment Matters.

      (a) As of the Closing Date, Seller shall terminate or cause its Affiliates to terminate all Offeree Employees (other than, in Seller's discretion, Offeree Employees who decline Buyer's offer required by this Section), and Buyer shall offer employment to each of the Offeree Employees at compensation and benefit levels equivalent to the compensation and benefit levels provided by Seller to the Offeree Employees as of the Closing Date, except that (i) Buyer shall not be obligated to issue options to acquire any equity securities of Buyer, any Affiliate of Buyer or any other Person, or to match Offeree Employee retirement or deferred compensation plan contributions with any such securities, and (ii) all such offers shall involve employment at Buyer's facility in Redmond, Washington after a transition period to be determined by Buyer or, in the case of sales personnel, an appropriate field location (together with, in applicable cases, Buyer's customary relocation benefits). Seller shall be responsible for any and all severance benefits payable under Seller's employee benefit plans or otherwise in favor of any employee to whom an offer of employment by Buyer is made, but not accepted.

      (b) The term "Hired Employee" as used in this Agreement means an Offeree Employee of Seller or any of its Affiliates who accepts employment with Buyer as of the Closing

Date. All Hired Employees will be retained as employees-at-will (except to the extent that such Offeree Employees are parties to contracts providing for other employment terms and such contracts are Assumed Contracts, in which case such Hired Employees shall be retained in accordance with the terms of such Contracts), and Buyer shall provide such Hired Employees with the same customary employee benefits as they receive from Seller as of the Closing Date, except as provided in clauses (i) and (ii) of Section 7.1(a). Buyer shall cause all Hired Employees to be added to comparable welfare benefits plans with waivers of all limitations as to preexisting conditions, exclusions of all waiting periods with respect to coverage and with a credit for any co-payments and deductible paid prior to the Closing Date by an applicable Hired Employee in satisfying any out-of-pocket requirements under any welfare benefit plan by such Hired Employee. Buyer shall provide credit for eligibility, benefit accrual and vesting purposes for all such Hired of service with Seller (or any Affiliate of Seller) as provided under the ERISA and non-ERISA plans of Seller and its Affiliates for purposes of any Buyer employee benefit plan or program, including all qualified and non-qualified retirement or savings programs, vacation, sick leave, holiday and severance benefits; provided that, with respect to active defined benefit plans maintained by Buyer, the existing seniority of such Hired Employees shall only be recognized for eligibility and vesting purposes and not for benefit accrual purposes; and provided further that such Hired Employees shall not participate in any inactive defined benefit plans of Buyer. Any future plans created by Buyer that provide for benefit and vesting service to Buyer employees from their original date of hire shall (to the extent permitted by applicable
Law) include all vesting and benefit service credit as would be included by recognizing such Hired Employees' original date of hire as recognized by Seller or one of its Affiliates. The service credited under the Buyer welfare and other benefit plans will include all service credited under the welfare and other benefit plans of Seller and its Affiliates, respectively. Participation shall begin as soon as administratively feasible after the Closing Date for participating Hired Employees (and eligible dependents) and for all other Hired Employees who, given their Seller service, have met the age and service requirements for participation under the respective Buyer plans.

      (c) As of the Closing Date, Seller will, at its expense or at the expense of the applicable benefit plan, (i) terminate the participation of all Hired Employees from all benefit plans of Seller, (ii) take such actions as are necessary to make, or cause such plans to make, timely appropriate distributions to such employees to the extent required or permitted by, and in accordance with, such plans and applicable Law, as determined by Seller and/or its counsel, and (iii) comply with all applicable Laws in connection with the foregoing. Seller shall indemnify and hold harmless Buyer from and against any and all liabilities and obligations whatsoever with respect to the plans or the acts or omissions of Seller under this Section 7.1.

      7.2 Proration Payments. If any provision hereof requires the proration between Buyer and Seller of obligations to third parties including employees or former employees, each party hereto agrees to pay promptly upon demand by the other party (accompanied by a reasonably itemized statement of the claim and basis therefore and supporting documentation from such other party) its proportionate share of the obligations that it has assumed hereunder.

                                   ARTICLE 8
                             CONDITIONS OF PURCHASE

      8.1  General Conditions.

      The obligations of the parties to effect the Closing shall be subject to the following condition unless waived in writing by all parties:

      (a) Approvals. To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity and the consents of any required third parties, in each case as necessary for consummation of the transactions contemplated hereby, shall have been received or obtained on or prior to the Closing Date.

      (b) Opinion of Delaware Counsel. Buyer and Fresenius GmbH shall have received an opinion from Morris, Nichols, Arsht & Tunnel, satisfactory in form and substance to Buyer, Seller and their respective counsel, to the effect that the consummation of the transactions contemplated by this Agreement does not require the consent of Seller's stockholders pursuant to Section 271 of the Delaware General Corporation Law.

      8.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

      (a) Representations and Warranties and Covenants of Seller. The representations and warranties of Seller herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer certificates of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by the Chief Executive Officer of Seller to such effect (except that no such certificate shall be required if the Closing occurs contemporaneously with the execution and delivery of this Agreement).

      (b) Consents. Seller shall have obtained and provided to Buyer evidence of the receipt of all required Approvals and Permits listed on Schedule 4.8, each in form and substance reasonably satisfactory to Buyer and none of such Approvals and Permits shall have been withdrawn prior to or on the Closing Date.

      (c) No Action or Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to enjoy the full use and enjoyment of the Purchased Assets. Seller's participation in the Closing shall confirm the satisfaction of this condition.

      8.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

      (a) Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller certificates of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by the appropriate officer of Buyer, to such effect (except that no such certificate shall be required if the Closing occurs contemporaneously with the execution and delivery of this Agreement).

      (b) Consents. Seller shall have obtained and provided to Buyer evidence of the receipt of all required Approvals and Permits listed on Schedule 4.8, each in form and substance reasonably satisfactory to Buyer and none of such Approvals and Permits shall have been withdrawn prior to or on the Closing Date.

      (c) No Action or Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to enjoy the full use and enjoyment of the Purchased
Assets. Buyer's participation in the Closing shall confirm the satisfaction of this condition.

                                   ARTICLE 9
                     TERMINATION OF OBLIGATIONS; SURVIVAL

      9.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner:

      (a) Mutual Consent. By mutual consent in writing of Buyer, Fresenius GmbH and Seller.

      (b) Breach of Seller's Representations and Warranties. By Buyer and Fresenius GmbH upon written notice to Seller in the event of any action, omission or occurrence which would constitute a breach of Seller's representations and warranties as set forth in Article IV herein and which has a material adverse effect on this Agreement or the transactions contemplated herein.

      (c) Breach of Buyer's Representations and Warranties. By Seller upon written notice to Buyer and Fresenius GmbH in the event of any action, omission or occurrence which would constitute a breach of Buyer's representations and warranties as set forth in Article V herein and which has a material adverse effect on this Agreement or the transactions contemplated herein.

      (d) Conditions to Buyer's Performance Not Met. By Buyer and Fresenius GmbH upon written notice to Seller if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Buyer and Fresenius GmbH to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.2.

      (e) Conditions to Seller's Performance Not Met. By Seller upon written notice to Buyer and Fresenius GmbH if any event occurs which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.3.

      (f) Revocation of PMAs. By the Fresenius parties, if any of the PMAs or any other Permit or Approval constituting a Purchased Asset is revoked, cancelled, rescinded or modified in a manner that has a material adverse effect on the Purchased Assets or if the renewal of any thereof is denied, or if a proceeding to revoke, cancel or rescind any such PMA or other Permit or Approval is commenced or threatened.

      9.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, that the obligations of the parties contained in Article X (Indemnification), Section 11.9 (Confidentiality) and Section 11.12 (Expenses) shall survive any such termination. A termination under Section 9.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                                  ARTICLE 10
                                INDEMNIFICATION

      10.1 Obligations of Seller. Seller agrees to indemnify and hold harmless Buyer, its directors, officers, employees, affiliates, agents and assigns, from and against any and all Losses (including, without limitation, attorneys' fees, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) asserted against or incurred by any of them, arising out of or in connection with or resulting from any of the following (but only to the extent that all of such Losses exceed $25,000 in the aggregate) and except in the case of intentional or fraudulent misrepresentation, in no event shall Losses payable under this Section 10.1 exceed the Purchase Price:

      (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement; provided, however, that the representations and warranties contained herein shall survive the Closing only for a period of twelve (12) months after the Closing Date.

      (b) any other matter as to which Seller in other provisions of this Agreement or the Amended and Restated License has agreed to indemnify Buyer or any Affiliate; and

      (c) any liability or obligation of Seller or any of its Affiliates other than the Assumed Liabilities.

Nothing in this Section 10.1 shall limit or expand any indemnification obligation of Buyer to Seller under the Amended and Restated License.

      10.2 Obligations of Buyer. Buyer agrees to indemnify and hold harmless, Seller its directors, officers, employees, affiliates, agents and assigns, from and against any Losses of Seller, directly or indirectly, as a result of, or based upon or arising from:

      (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement;

      (b) any other matter as to which Buyer in other provisions of this Agreement or the Amended and Restated License has agreed to indemnify Seller;

      (c) any Claims in respect of the use of the Purchased Assets after the Closing Date (excluding the Claims and Third Party Claims covered by Section 10.1); and

      (d)  any failure to satisfy the Assumed Liabilities.

Nothing in this Section 10.2 shall limit or expand any indemnification obligation of Buyer to Seller under the Amended and Restated License.

      10.3 Notice of Claim. In the event that a party entitled to indemnification hereunder (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person (a "Third Party") against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. The failure promptly to give such notice or the failure of such notice to identify the Claim with sufficient particularity shall not relieve the Indemnifying Party of any of its indemnification obligations contained herein if the Indemnified Party has actually given written notice to the Indemnifying Party and has otherwise complied with the provisions of this Article X except where, and solely to the extent that, such failure actually prejudices the rights of such Indemnifying Party.

     10.4 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall promptly make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information available to the Indemnified Party as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of 30 days (or any mutually agreed upon extension thereof) following such notice to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to arbitration as provided herein.

     10.5 Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense and with counsel of its choice satisfactory to the Indemnified Party, acting reasonably, to defend and, upon written request from the Indemnified Party, shall defend the Claim (including the negotiation and settlement thereof). If the Indemnifying Party elects or is required to assume such defense, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain separate counsel to act on its behalf, provided that the fees and disbursements of such separate counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the payment of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential conflicting interests between them (such as the availability of different defenses). If the Indemnifying Party, having assumed such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume control of such defense and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment after consulting with the Indemnifying Party and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference, with interest, to the Indemnifying Party.

      10.6 Settlement of Third Party Claims. If the Indemnifying Party does not elect to assume control of the defense of any Third Party Claim or, after request by the Indemnified Party fails to do so, the Indemnified Party shall have (but shall not otherwise have) the exclusive right to contest, settle or pay the amount claimed and any Losses incurred by the Indemnified Party in connection with such contest, settlement or payment shall be conclusive as to the existence and amount of any liability of the Indemnifying Party to the Indemnified Party hereunder. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that (a) no Indemnified Party shall be obligated to consent to any compromise or settlement that does not provide for a complete release of the Claim against the Indemnified Party, and (b) the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason other than the failure of such settlement to conform to the requirements of the preceding clause (a).

     10.7 Cooperation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all correspondence, demands, pleadings and other relevant documentation promptly as it becomes available). The Indemnified Party and the Indemnifying Party shall each use all reasonable efforts to mitigate Losses arising out of any Claim for which indemnity is sought hereunder.

      10.8 Survival. This Article X shall survive any termination or expiration of this Agreement. In addition, any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this
Article X until such matter is finally terminated or otherwise resolved by the parties under this Agreement and any amounts payable hereunder are finally determined and paid.

      10.9 Not Exclusive Remedy. Subject to the monetary limits of Section 10.1, this Article X shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

                                  ARTICLE 11
                                    GENERAL

      11.1 Modification and Amendment. Neither this Agreement nor any of the terms hereof or any exhibit hereto may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by all of the parties hereto. No failure on the part of either party to exercise, no delay in exercising, no partial exercise of, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof.

      11.2 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, including the guaranty of Fresenius GmbH set forth on the signature page hereof, and the Amended and Restated License constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. Anything in this Section 11.2 to the contrary notwithstanding, the Warrant dated March 26, 1999 for the purchase of up to 342,466 shares of Seller's common stock, and the Registration Agreement dated March 26, 1999 between Seller and Fresenius AG remain in full force and effect.

      11.3 Arbitration. In the event that any dispute or controversy arises between the parties out of or relating to this Agreement or any other related agreement ("Dispute"), a party shall notify the other parties in writing of the existence of the Dispute, and for a thirty-day period following such notification the parties shall meet and negotiate in good faith to attempt to resolve the matter and shall escalate the dispute to the Chief Executive Officer of Licensor and the Chief Executive Officer of Fresenius GmbH if resolution is not made within the first fifteen days. If such efforts do not resolve the Dispute within such thirty-day period, the Dispute shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association, and except for proceedings commenced to enforce an arbitration award, each party hereby irrevocably waives its right to commence any proceeding in any court with respect to any matter arising under this Agreement. Unless the parties otherwise agree, the tribunal shall consist of three arbitrators, two of whom shall be appointed by the respective parties and the third arbitrator shall be appointed jointly by the first two. The place of arbitration shall be New York, New York or such other location as the parties shall agree. The language of the arbitration shall be English. The parties shall be entitled to conduct discovery which shall be limited in both time and scope in order to minimize expense and adverse impact on the operation of the parties. No arbitrator shall be an Affiliate, employee, officer or director of either party or of their respective Affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the Dispute. The decision of the sole arbitrator or of a majority of the arbitrators, as the case may be, shall be final and binding on the parties and their respective successors and assigns. The decision shall not be subject to appeal or judicial review except in circumstances of fraud. The prevailing party in any such arbitration shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator's fees which that party may incur as a result. Judgment upon the award granted by the arbitrator(s) may be entered in any court having jurisdiction over the relevant party, or its assets.

      11.4 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of organization of the respective parties.

      11.5 Assignment. Neither this Agreement nor any of the rights or duties of the parties hereunder shall be Assigned, transferred or conveyed by a party by operation of law or otherwise. Notwithstanding the foregoing, this Agreement may be assigned by Buyer to an Affiliate of Buyer or a purchaser of the entire business or substantially all of the assets of Fresenius GmbH, without the prior written consent of Seller, provided that the purchaser assumes in writing all of the obligations of Buyer hereunder. Such an assignment shall not release Buyer from its liabilities and obligations hereunder, nor shall it release Fresenius GmbH from its obligations under its guaranty attached hereto. In addition, notwithstanding the foregoing, this Agreement may be assigned by Seller to an Affiliate of Seller or to a purchaser of all or substantially all of the assets of Seller relating to Product, provided that the purchaser assumes in writing all of the obligations of Seller hereunder and may be transferred by Seller by operation of law in connection with a change of control of Seller through a tender offer, merger, sale of equity securities or other similar transaction. Neither this Agreement nor any rights of a party hereunder shall inure to the benefit of any trustee in bankruptcy, receiver, creditor, liquidator or trustee of the business of such party without the prior written consent of the other party, which such other party may grant or withhold in its sole discretion. Except as provided in this Section or as referenced herein, no party shall delegate duties of performance or assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of the other party, and any attempted delegation or assignment without such written consent shall be void and of no force or effect. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon the successors and assigns of the parties.

      11.6 Headings. The descriptive headings of the Articles, Sections and Subsections of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.7 Telecopy; Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed by telecopy, in one or more counterparts, and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective

(unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party. Any execution by telecopy shall be followed promptly by the delivery of signed original counterparts to the party or parties receiving the telecopy.

      11.8 Publicity and Reports. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both Seller and Buyer except to the extent that Buyer and its legal counsel in good faith conclude is required by applicable Law. Seller shall obtain the prior consent of Buyer to the form and content of any application or report made to any Governmental Entity that relates or refers to this Agreement.

      11.9 Confidentiality. All information disclosed in writing and designated in writing as confidential by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 11.9, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed. The obligation to return information set forth in this
Section 11.9 shall not be applicable to any information furnished by a party to the other party pursuant to the License, which information shall be governed by the terms thereof.

      11.10 Third Parties. Nothing in this Agreement, express or implied, is intended to confer or shall confer upon any persons other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than rights of indemnity under Article X in favor of the persons named therein.

      11.11 Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

          If to Seller, addressed to:

               Cypress Bioscience, Inc.
               4350 Executive Drive, Suite 325
               San Diego, CA  92121
               Attn: Jay D. Kranzler, M.D.

               Fax No.: ++ 858 452-1222

          With copies to:

               Cooley Godward LLP
               4365 Executive Drive
               San Diego, CA  92121-2128
               Attn: Barbara Borden, Esq.
               Fax No.: ++ 858 453-3555

          If to Fresenius GmbH, addressed to:

               Fresenius HemoCare GmbH
               Adsorber Technology Division
               Attn:  Mr. Stefan Schulze
               D-66606 St. Wendel
               Telecopy No.:  ++-49-6851-807444

          With copies to:

               Fresenius Aktiengesellschaft
               Law Department
               Attn.: Mr. Roland Kirsten
               If by mail:          Else-Kroner-Strasse 1
                                    61346 Bad Homburg
                                    Germany
               If by delivery:      Else-Kroner-Strasse 1
                                    61352 Bad Homburg
                                    Germany
               Telecopy No.:  ++-49-6172-608-2251

          and to:

               O'Melveny & Myers LLP
               Citicorp Center
               153 East 53rd Street
               New York, New York  10022-4611
               Attn:  Dr. Ulrich Wagner
               Telecopy No.:  ++212 326-2061

          If to Buyer, addressed to:

               Fresenius HemoCare, Inc.

               6675 185th Avenue, NE
               Redmond, WA  98052
               Attn: President
               Telecopy No.:  ++425-497-0547

          with copies to Fresenius GmbH and O'Melveny & Myers LLP at their respective addresses set forth above.

     or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 11.11 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

      11.12 Expenses. Except as otherwise provided in Section 2.4, Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants, counsel and other representatives.

      11.13 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

      11.14 Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

      11.15 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement remain valid, binding and enforceable. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

      11.16 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement (including, without limitation, the provisions of Article XI), no party (or its Affiliates) shall, in any event, be liable to any/the other party (or its Affiliates) for any consequential or punitive damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

      11.17 Further Assurances. Each of the parties covenants and agrees that it and its successors and permitted assigns will execute such further reasonable documents and do and perform or cause to be done and performed such further and other reasonable acts as may be necessary or desirable from time to time in order to give full effect to the provisions of this Agreement.

      11.18 Official Language. The parties understand and agree that this document has been prepared only in the English language and that the English language is the official language of this Agreement. No party to this Agreement will assert or allege that it did not understand each and every term of this Agreement.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.


                              CYPRESS BIOSCIENCE, INC.


                               By: /s/ Jay Kranzler
                                   ______________________________

                                Name: Jay Kranzler
                                     ___________________________

                                Title: Chief Executive Officer
                                      __________________________


                              FRESENIUS HEMOCARE, INC.

                               By: /s/ Linxian Wu
                                  _______________________________

                                Name: Linxian Wu
                                     ____________________________

                                Title: President
                                      ___________________________

                                   Guaranty
                                   --------

      In order to induce Seller to enter into this Agreement, Fresenius GmbH hereby unconditionally, irrevocably and absolutely guaranties, as primary obligor and not merely as surety, the due and punctual performance and payment in full of all Obligations (as hereinafter defined) when the same shall be required to be performed or become due hereunder. The term "Obligations" includes any an all obligations of Buyer now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, and however arising under or in connection with this Agreement, including, without limitation, Buyer's obligation to pay the Assumed Liabilities. Fresenius GmbH waives any right to (a) require Seller to proceed against Buyer; or (b) pursue any other remedy Seller may have whatsoever. Fresenius GmbH further agrees to pay all costs and expenses, including, without limitation, attorneys' fees and related costs, at any time paid or incurred by Seller in endeavoring to enforce this guaranty. This guaranty is absolute and unconditional and shall not be affected by any act or thing whatsoever, except as expressly provided herein. This guaranty is not an accommodation, but rather a material consideration bargained for by Seller in agreeing to enter into the transactions contemplated by this Agreement. No modification or amendment of any provision of this guaranty shall be effective unless in writing and subscribed by a duly authorized officer of each of Fresenius GmbH and of Seller. If any provision of this guaranty or portion of such provision, or the application thereof to any person or circumstance, shall, to any extent, be held invalid or unenforceable, the remainder of this guaranty or the remainder of such provision and the application thereof to other persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this guaranty shall be valid and enforced to the fullest extent permitted by the law. Fresenius GmbH waives all defenses to payment or performance available to guarantors or sureties as by virtue of being guarantors or sureties and that are not otherwise available to the primary obligor.

      In its performance of the foregoing guaranty, Fresenius GmbH shall be subject to all of the obligations of Buyer and shall be entitled to assert any facts or circumstances constituting a material breach of this Agreement by Buyer or which would constitute a legal or equitable discharge of any Obligation of Buyer hereunder. The foregoing notwithstanding, Fresenius GmbH shall not be released or discharged from this Guaranty by reason of any assignment of this Agreement by Buyer or Seller permitted by Section 11.5 and, upon any such assignment, this Guaranty shall continue in full force and effect with respect to the obligations of any such assignee and one or more subsequent assignees hereunder.


                              FRESENIUS HEMOCARE GmbH

                              By /s/ Rainer Baule
                                ------------------------------

                              By     Rainer Baule
                                ------------------------------

                                   EXHIBIT A
                                   ---------

                     FORM OF AMENDED AND RESTATED LICENSE

                                   EXHIBIT B
                                   ---------

                   Notification to FDA of Assignment of PMAs


PMA Document Mail Center (HFZ-401)                       19 January, 2001
Center for Devices and Radiological
 Health
Food and Drug Administration
9200 Corporate Blvd.
Rockville, Maryland 20850

RE:  PMA No.        P850020
     Product:       PROSORBA(R) treatment column for RA and ITP
     Supplement:    Supplement 13
     Purpose:       Notification of transfer of ownership and sponsorship of
                    the PMA to Fresenius HemoCare, Inc.
     Sponsor:       Cypress Bioscience, Inc.

          Dear Dr. Provost:

          The Prosorba(R) column PMA P850020 will be transferred to Fresenius HemoCare, Inc.("FHI"), effective 19 January, 2001. FHI will be the new Sponsor of the PMA and owner of the Prosorba(R) column business. A new FHI official correspondent, responsible for communications with the FDA will be appointed shortly. In the interim, the President of FHI, Linxian Wu, Ph.D., will fill this role. FHI is a registered medical device company located at 6675 185th Ave NE, Suite 100, Redmond, WA 98052. Cypress Bioscience will no longer conduct any marketing, sales, clinical or regulatory functions related to the Prosorba column.

          Cypress has owned and sponsored the Prosorba column PMA since its approval in the late eighties. Fresenius HemoCare, Inc. located in Redmond, Washington and its parent company Fresenius HemoCare GmbH of Bad Homburg, Germany have been partners with Cypress in the Prosorba column business since early 1999. The Prosorba column annual report No. 17 (Jan, 2000) reported on the transfer of the Prosorba column manufacturing facility to Fresenius HemoCare, Inc. during the early part of 1999. FHI has been solely responsible for the manufacturing operations of the Prosorba column business since that time. Cypress has continued to be the PMA holder and has conducted the marketing, sales, clinical and regulatory functions to the present date.

          Cypress will be conducting transitional briefings with FHI personnel with regard to the ongoing Prosorba column mandatory post-approval studies and all other aspects of the product responsibilities being transferred to FHI. FHI will be contacting you in the near future to introduce their official correspondent.

          On behalf of the Cypress team, may I express my appreciation for your guidance and assistance over the past several years with the Prosorba column product. Please extend our thanks to Drs. Newland, Dawisha, Yue and Schultz. We have sincerely enjoyed working with all of you on this project.


          Very truly yours,


          Francis G. Smith                    R. Michael Gendreau, M.D.
          Director, Regulatory Affairs        Chief Medical Officer

                                   EXHIBIT C
                                   ---------

                      GENERAL BILL OF SALE AND ASSIGNMENT

          THIS GENERAL BILL OF SALE AND ASSIGNMENT (this "Assignment"), dated as of __________ __, 200_, is entered into by CYPRESS BIOSCIENCE, INC., a Delaware corporation ("Seller"), and FRESENIUS HEMOCARE, INC., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

          WHEREAS, Buyer, Seller and Fresenius HemoCare GmbH, have entered into an Asset Purchase Agreement, dated as of December ___, 2000 (the "Purchase Agreement"), pursuant to which Seller has agreed to sell, assign and transfer, and Buyer has agreed to purchase, all of Seller's respective right, title and interest in and to the Purchased Assets.

          NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the above premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.  Definitions.  Capitalized terms used herein and not otherwise
            -----------
defined herein shall have the meanings given to them in the Purchase Agreement.

Section 2.  Assignment.  Seller does hereby irrevocably and unconditionally
            ----------
sell, convey, transfer and deliver to Buyer (collectively, the "Assignment") all of such Seller's right, title and interest in and to the Purchased Assets subject to the terms and conditions set forth herein.

Section 3.  Further Assurances.  Seller hereby agrees to take any and all
            ------------------
additional actions and to execute, acknowledge and deliver any and all documents which Buyer may reasonably request in order to effect the intent and purposes of this Assignment and the transactions contemplated hereby.

Section 4.  Buyer's Remedies.  Buyer's remedies with respect to any claim
            ----------------
arising from the breach of this Assignment shall be as set forth in the Purchase Agreement.

Section 5.  Amendment and Modification; Waiver.  Subject to applicable law, this
            ----------------------------------
Assignment may be amended, modified and supplemented by written instrument authorized and executed by Buyer and Seller any time with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provisions of this Assignment shall not operate or be construed as a waiver of any other or subsequent breach.

Section 6.  No Third-Party Beneficiaries. This Assignment is for the sole and
            ----------------------------
exclusive benefit of the parties hereto, Fresenius GmbH, as guarantor of Buyer's obligations under the Purchase Agreement, and their respective successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights, remedies or claims under, or by any reason of, this Assignment or any term, covenant or condition hereof.

Section 7.  Assignment.  Neither this Assignment, nor any of the rights,
            ----------
interests or obligations hereunder, may be assigned, unless in accordance with the assignment provisions of the Purchase Agreement.

Section 8.  Governing Law.  This assignment shall be governed by and construed
            -------------
in accordance with the laws of the State of New York without giving effect to the principles of the conflicts of laws thereof.

Section 9.  Purchase Agreement.  This Assignment is not intended to alter the
            ------------------
obligations of the parties to the Purchase Agreement. If any conflict exists between the terms of this Assignment and the terms of the Purchase Agreement, then the terms of the Purchase Agreement shall govern and control.

Section 10.    Headings.  The headings of this Assignment are for reference
               --------
purposes only and shall not affect, in any way the meaning or interpretation of this Assignment.

Section 11.    Counterparts.  This Assignment may be executed in one or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, Assignor and Assignee have executed this General Bill of Sale and Assignment as of the date first above written.


                              CYPRESS BIOSCIENCE, INC.

                              By:  ____________________________
                              Name:
                              Title:

                              FRESENIUS HEMOCARE, INC.

                              By:  ____________________________
                              Name:
                              Title:

                                   EXHIBIT D
                                   ---------

                      ASSIGNMENT AND ASSUMPTION OF LEASE

          THIS ASSIGNMENT AND ASSUMPTION OF LEASE is made and entered into as of _______________, 200__, by and between CYPRESS BIOSCIENCE, INC., a Delaware corporation ("Assignor"), and FRESENIUS HEMOCARE, INC., a Delaware corporation ("Assignee").


          WHEREAS, Assignor as tenant leases          [description of leased
                                             -------------------------------
property]       , pursuant to a [Lease Agreement] with
----------------
__________________________________ ("Lessor"), dated _______________, 19__ (as amended to date, the "Lease"); and


          WHEREAS, Assignor desires to assign to Assignee the Lease and Assignee desires to accept the assignment and assume from Assignor the Lease.

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1.  Assignment.  Assignor assigns and transfers to Assignee all of its
              ----------
right, title and interest as tenant in and to the Lease. Assignee hereby attorns to Landlord, as landlord under the Lease.

          2.  Assignment and Assumption of Lease.  Assignee accepts the
              ----------------------------------
assignment and hereby assumes the duties as tenant under the Lease and agrees to perform all duties and obligations required of the tenant by the terms of the Lease.

          3.  Governing Law.  This assignment and assumption shall be governed
              -------------
by and construed in accordance with the laws of the State of Washington without giving effect to the principles of the conflicts of laws thereof.

          4.  Headings.  The descriptive headings of this Assignment and
              --------
Assumption of Lease are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

          5.  Counterparts.  This Assignment and Assumption of Lease may be
              ------------
executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Lease as of the date first above written.


                              CYPRESS BIOSCIENCE, INC.

                              By:  ____________________________
                              Name:
                              Title:

                              FRESENIUS HEMOCARE, INC.

                              By:  ____________________________
                              Name:
                              Title:

STATE OF NEW YORK

COUNTY OF__________

          Personally appeared before me, the undersigned authority, a Notary Public in and for the aforesaid State and County, _____________________________________, with whom I am personally acquainted, and who, upon oath, acknowledged himself or herself to be the ___________________________ of CYPRESS BIOSCIENCE, INC., the within named bargainor, a corporation, and that he or she as such ___________________________, executed the within instrument for the purposes therein contained, by signing the name of the corporation by himself or herself, as such Officer.


          IN TESTIMONY WHEREOF, witness my hand and official seal at office in the aforesaid State and County, on this the __________ day of ____________________, 200__.


                       _________________________________________________________
                                                Notary Public

My Commission Expires:_______________

STATE OF___________

COUNTY OF__________

          Personally appeared before me, the undersigned authority, a Notary Public in and for the aforesaid State and County, _____________________________________, with whom I am personally acquainted, and who, upon oath, acknowledged himself or herself to be the ___________________________ of FRESENIUS HEMOCARE, INC., the within named bargainor, a corporation, and that he or she as such ___________________________, executed the within instrument for the purposes therein contained, by signing the name of the corporation by himself or herself, as such Officer.

          IN TESTIMONY WHEREOF, witness my hand and official seal at office in the aforesaid State and County, on this the __________ day of ____________________, 200_.


                                 _______________________________________________
                                                     Notary Public

My Commission Expires:______________________

                                   EXHIBIT E
                                   ---------

                            ASSIGNMENT OF CONTRACTS

          THIS ASSIGNMENT OF CONTRACTS is entered into as of _______________, 200__, by CYPRESS BIOSCIENCE, INC., a Delaware corporation ("Seller"), in favor and for the benefit of FRESENIUS HEMOCARE, INC., a Delaware corporation ("Buyer").


          WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of January ___, 2000 (the "Purchase Agreement") by and among Buyer, Seller and Fresenius HemoCare GmbH, Seller has agreed to assign to Buyer and Buyer has agreed to assume from Seller, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, certain of the executory obligations and liabilities of Seller arising from and after the Closing pursuant to the Assumed Contracts; and

          WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

          NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

          1.  Assignment.  Seller does hereby assign, grant, convey and transfer
              ----------
to Buyer, all of Seller's right, title and interest in, to and under the Assumed Contracts with respect to events, facts and circumstances occurring on or after the Closing Date or accruing on or after the Closing Date.

          2.  Assumption.  Buyer hereby assumes, and agrees to pay, perform and
              ----------
fully discharge when and as due, and in accordance with the terms and condition thereof, the obligations of the Seller under the Assumed Contracts.

          3.  Seller's Undertaking.  Seller agrees to take such action and to
              --------------------
execute and attest such documents, assignments, transfers or other writings or instruments as may be necessary, proper or required by law to evidence the assignment made herein.

          4.  Purchase Agreement.  This Assignment of Contracts is not intended
              ------------------
to alter the obligations of the parties to the Purchase Agreement. If any conflict exists between the terms of this Assignment of Contracts and the Purchase Agreement, then the terms of the Purchase Agreement shall govern and control.

          5.  Governing Law.  This assignment shall be governed by and construed
              -------------
in accordance with the laws of the State of New York without giving effect to the principles of the conflicts of laws thereof.

          6.  Headings.  The descriptive headings of this Assignment of
              --------
Contracts are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

          7.  Counterparts.  This Assignment of Contracts may be executed in two
              ------------
or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Contracts as of the date first above written.


                              CYPRESS BIOSCIENCE, INC.

                              By:  ____________________________
                              Name:
                              Title:

                              FRESENIUS HEMOCARE, INC.

                              By:  ____________________________
                              Name:
                              Title:

STATE OF NEW YORK

COUNTY OF___________


          Personally appeared before me, the undersigned authority, a Notary Public in and for the aforesaid State and County, _____________________________________, with whom I am personally acquainted, and who, upon oath, acknowledged himself or herself to be the ___________________________ of CYPRESS BIOSCIENCE, INC., the within named bargainor, a corporation, and that he or she as such ___________________________, executed the within instrument for the purposes therein contained, by signing the name of the corporation by himself or herself, as such Officer.


          IN TESTIMONY WHEREOF, witness my hand and official seal at office in the aforesaid State and County, on this the __________ day of ____________________, 200__.


                                 _______________________________________________
                                                     Notary Public

My Commission Expires:___________________

STATE OF NEW YORK

COUNTY OF_____________

          Personally appeared before me, the undersigned authority, a Notary Public in and for the aforesaid State and County, _____________________________________, with whom I am personally acquainted, and who, upon oath, acknowledged himself or herself to be the ___________________________ of FRESENIUS HEMOCARE, INC., the within named bargainor, a corporation, and that he or she as such ___________________________, executed the within instrument for the purposes therein contained, by signing the name of the corporation by himself or herself, as such Officer.

          IN TESTIMONY WHEREOF, witness my hand and official seal at office in the aforesaid State and County, on this the __________ day of ____________________, 200__


                ________________________________________________________________
                                              Notary Public

My Commission Expires:___________________________